Exhibit 99.1

SEE Announces New CEO and Executive Promotions

Charlotte, N.C. – June 13, 2024 – SEE (NYSE: SEE) today announced that its Board of Directors has elected Patrick Kivits as its new Chief Executive Officer, following an extensive search process, effective July 1st, 2024. Mr. Kivits will also serve as a member of the Board of Directors of SEE. Mr. Emile Chammas and Mr. Dustin Semach will remain with the company. Mr. Chammas will continue to serve as Chief Operating Officer and Mr. Semach’s role is being elevated to President and Chief Financial Officer.

Henry Keizer, SEE Board Chairman, said, “We are pleased to welcome Patrick as our new CEO. He has a strong track record of delivering growth and driving commercial and operational transformations within the packaging industry, and we are confident he will accelerate SEE’s transformation and drive long-term value creation for our shareholders.”

Mr. Kivits said, “I am excited to join SEE at this pivotal time and look forward to partnering with Emile and Dustin to continue SEE’s transformational journey to drive long-term sustainable growth and further solidify our positions in the markets we serve with our world-class Food and Protective packaging businesses.”

Mr. Keizer continued, “We would like to thank both Emile and Dustin for their leadership over the recent months and the progress made on SEE’s transformation. They both will continue to play critical roles in SEE’s journey. Dustin’s new role reflects his contributions since joining SEE and ensures we have strong succession plans.”

Patrick’s background

Patrick is currently President, Corrugated Packaging, of WestRock, a leading global provider of sustainable paper and packaging solutions.  In this role, Patrick is responsible for both sales and operations for the company’s corrugated packaging and distribution businesses, with revenue of more than $10 billion. He also oversees all WestRock business in Latin America.

Prior to this role, Patrick led the company’s global consumer packaging business, partnering with customers to provide folding cartons and specialty packaging for the food, foodservice, beverage and home, health and beauty markets. He joined WestRock in 2019, becoming president of the company’s Multi-Packaging Solutions business and overseeing the integration of this acquisition into the company’s consumer business globally.

Prior to joining WestRock, Patrick was senior vice president, EIMEA and Global Packaging Adhesives for H.B. Fuller, a global manufacturer of specialty chemicals. He earned a master’s degree in mechanical process engineering from Eindhoven University of Technology, The Netherlands, and an MBA from Henley Business School in the U.K.

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About SEE
Sealed Air Corporation (NYSE: SEE), is a leading global provider of packaging solutions that integrate sustainable, high-performance materials, automation, equipment and services. SEE designs, manufactures and delivers packaging solutions that preserve food, protect goods and automate packaging processes. We deliver our packaging solutions to an array of end markets including fresh proteins, foods, fluids and liquids, medical and life science, e-commerce retail, logistics and omnichannel fulfillment operations, and industrials. Our globally recognized solution brands include CRYOVAC® brand food packaging, LIQUIBOX® brand liquids systems, SEALED AIR® brand protective packaging, AUTOBAG® brand automated packaging systems, and BUBBLE WRAP® brand packaging. In 2023, SEE generated $5.5 billion in sales and has approximately 17,000 employees who serve customers in 115 countries/territories.

www.sealedair.com

Website Information
We routinely post important information for investors on our website, sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Company Contacts
Investors
Brian Sullivan
Brian.c.sullivan@sealedair.com
704.503.8841

Louise Lagache
Louise.lagache@sealedair.com

Media
Christina Griffin
Christina.griffin@sealedair.com
704.430.5742